Exhibit 10.4

[CEO Specimen]

DIAMOND OFFSHORE DRILLING, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the grant date set forth below (the “Grant Date”) and evidences the grant of the Award set forth below by Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), to the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (the “Plan”).

Name of Grantee:	[ ]

Grant Date:	[ ]

Number of Time-Vesting RSUs Subject to Award:	[ ]

Target Number of Performance RSUs Subject to Award:	[ ]

Performance Period for Performance RSUs:	Calendar years [calendar year including Grant Date and two following calendar years]

Vesting Dates for Time-Vesting RSUs:	[2 years after Grant Date] as to [ ] Time-Vesting RSUs

[3 years after Grant Date] as to [                ] Time-Vesting RSUs

Vesting of Performance RSUs:	See Section 2 below

1.    Grant of Award. The Company hereby grants to the Grantee Restricted Stock Units (“RSUs”) as set forth herein, subject to the terms and conditions of this Agreement and the Plan. RSUs granted under this Agreement that are not subject to the achievement of performance goals are referred to herein as “Time-Vesting RSUs.” RSUs granted under this Agreement that are subject to the achievement of performance goals are referred to herein as “Performance RSUs.” This Agreement shall constitute the Award Terms for purposes of the Plan.

2.    Form of Payment and Vesting.

(a)    Time-Vesting RSUs. Each Time-Vesting RSU granted under this Agreement shall, subject to the vesting schedule set forth above and the other terms herein, represent the right to receive a payment of one share of Stock (rounded down to the nearest whole share in the aggregate on each Vesting Date). Any Time-Vesting RSUs that become vested shall thereafter be payable in accordance with Section 2(c).

(b)    Performance RSUs. Each Performance RSU granted under this Agreement shall, subject to the attainment of certain performance goals set forth in this Agreement and the other terms herein, represent the right to receive a payment of one share of Stock. The attached Schedule A specifies the performance goals (“Performance Goals”) required to be attained during the performance period designated above (the “Performance Period”) in order for the Performance RSUs to become eligible to vest, provided that, in determining the number of Performance RSUs eligible to vest, the Committee shall at all times during or after the Performance Period have the right in its sole discretion to reduce or eliminate the number of Performance RSUs that would otherwise be eligible to vest as a result of the performance as measured against the Performance Goals (“Negative Discretion”). Any Performance RSUs that vest in accordance with this Agreement shall thereafter be payable in accordance with Section 2(c). Any Performance RSUs that do not become eligible to vest pursuant to this Agreement or that otherwise do not vest pursuant to this Agreement shall be immediately forfeited.

(c)    Timing and Manner of Payment after Vesting of RSUs.

(i)    No later than two and one-half (2 1⁄2) months following the end of the Performance Period, the Committee shall determine the actual level of attainment of the Performance Goals for the Performance Period. On the basis of the Committee’s determination, the Committee will determine the number of Performance RSUs eligible to vest as calculated in accordance with the percentile matrix set forth in Schedule A, subject to the Committee’s Negative Discretion and rounded down to the nearest whole share. The number of Performance RSUs determined by the Committee to vest through such process shall constitute the number of Performance RSUs in which the Grantee shall vest under this Award.

(ii)    With regard to Performance RSUs subject to this Award, the “Vesting Date” shall be the date that the Committee determines the vesting of Performance RSUs in accordance with this Section 2(c). With regard to Time-Vesting RSUs subject to this Award, the “Vesting Date” shall be the applicable date set forth for such Time-Vesting RSUs on the first page of this Agreement.

(iii)    Within thirty (30) days following each Vesting Date of a Time-Vesting RSU pursuant to this Section 2(c) and within two and one-half (2 1⁄2) months following the end of the Performance Period with regard to vested Performance RSUs, the Company shall deliver to the account of the Grantee a number of shares of Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equal to the number of RSUs subject to this Award that vest on the applicable Vesting Date, less withholding pursuant to Section 7(e) of the Plan, unless such RSUs terminated or are forfeited prior to the applicable Vesting Date pursuant to this Agreement or the Plan or unless the Company has elected in its discretion to settle such vested RSUs in cash in lieu of Stock. The Company’s obligation to deliver shares of Stock or otherwise make payment with respect to vested RSUs is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares of Stock with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to Section 7(j) of the Plan. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests with respect to any RSUs that are paid or that terminate pursuant to this Agreement or the Plan. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue shares of Stock in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any applicable stock exchange.

(iv)    Except as otherwise provided in Section 3 of this Agreement, the vesting schedules in this Agreement require continued employment or service with the Company or one of its Subsidiaries through the applicable Vesting Date as a condition to the vesting of the applicable portion of this Award and the rights and benefits under this Agreement. Except as otherwise provided in Section 3 of this Agreement, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in this Agreement or under the Plan.

(v)    Notwithstanding anything to the contrary in this Agreement, the Company reserves the right, at its sole discretion, to settle any vested RSU by cash payment in lieu of Stock. If the Company elects to settle any RSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested RSUs to be settled in cash by (b) the Fair Market Value of a share of Stock as of the applicable Vesting Date, less any withholding pursuant to Section 7(e) of the Plan.

3.    Termination of Award. This Award is subject to termination as follows:

(a)    Termination of Employment For Cause. Upon the termination of the Grantee’s employment with the Company and/or its Subsidiaries for Cause prior to the Vesting Date, the unvested portion of the Grantee’s Award shall be forfeited as of the date of such termination of employment.

(b)    Termination of Employment by the Company without Cause or by the Grantee for Good Reason. Upon termination of the Grantee’s employment by the Company or its Subsidiary without Cause or by the Grantee for Good Reason (as hereinafter defined), in either case on or after [2 years after Grant Date] but prior to the Vesting Date for Performance RSUs, then this Award of Performance RSUs shall remain outstanding as if the Grantee had remained employed with the Company or its Subsidiary and the number of Performance RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested Performance RSUs will be reduced by 50% (and the remainder of this Award of Performance RSUs will be forfeited).

(c)    Termination of Employment on Account of Retirement. Upon the Grantee’s Retirement (as hereinafter defined) prior to the Vesting Date for Performance RSUs, then this Award of Performance RSUs shall remain outstanding as if the Grantee had remained employed with the Company or its Subsidiary and the number of Performance RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested Performance RSUs will be reduced pro rata to correspond with the portion of the period commencing on the Grant Date and ending on [last day of Performance Period] that has elapsed as of the effective date of the Grantee’s Retirement (and the remainder of this Award of Performance RSUs will be forfeited).

(d)    Death or Disability. If the Grantee’s employment with the Company or its Subsidiary terminates on account of death or Disability, the unvested portion of the Time-Vesting RSUs shall become fully vested as of the date of such termination of employment and shall be settled in accordance with Section 2(c). If the Grantee’s employment with the Company or its Subsidiary terminates on account of death or Disability during or after the Performance Period, then this Award of Performance RSUs shall remain outstanding as if the Grantee had remained employed with the Company or its Subsidiary and the number of Performance RSUs to vest shall be determined in accordance with the process set forth in Section 2.

(e)    Other Termination of Employment After Second Year. Upon termination of the Grantee’s employment for any reason not addressed in Sections 3(a), (b), (c) or (d) above, including Grantee’s voluntary resignation, in any event on or after [2 years after Grant Date] but prior to the Vesting Date of the Performance RSUs, then this Award of Performance RSUs shall remain outstanding as if the Grantee had remained employed with the Company or its Subsidiary and the number of Performance RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested Performance RSUs will be reduced by 80% (and the remainder of the Award will be forfeited).

(f)    Other Termination of Employment. Except as otherwise set forth in Sections 3(a), (b), (c), (d) or (e) above, if the Grantee’s employment with the Company and/or its Subsidiaries terminates prior to the applicable Vesting Date for any reason, the unvested portion of this Award shall be forfeited as of the date of such termination of employment.

As used in this Section 3:

(i)    “Good Reason” means the occurrence of any of the following events, without the Grantee’s prior written consent and without cure by the Company within thirty (30) days after the Grantee gives notice of such event to the Company requesting cure, such notice to be given within ninety (90) days after the Grantee learns that such event has occurred: (i) the assignment to the Grantee of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Grant Date, (ii) actions by the Company that have resulted in a substantial diminution in his position, authority, duties or responsibilities as compared to his position, authority, duties or responsibilities at the Grant Date; (iii) a substantial breach by the Company of any material obligation to the Grantee as an employee of the Company; (iv) any failure to maintain the Grantee as President and Chief Executive Officer of the Company prior to the Vesting Date of the Performance RSUs; (v) any reduction in base salary or target annual bonus opportunity prior to the Vesting Date of the Performance RSUs, (vi) any failure by the Company to nominate the Grantee as a director at each election prior to the Vesting Date of the Performance RSUs in which his board seat is up for reelection; or (vii) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction.

(ii)    “Retire” or “Retirement” means the termination of employment with the Company and each of its Subsidiaries or Affiliates by the Grantee on or after reaching age 63; provided that the Grantee’s employment is not terminated for Cause and provided further that such termination will constitute a Retirement for these purposes only if, at least one year prior to the Grantee’s desired Retirement date, the Grantee delivers a written notice (by any means, including by email) to the VP—Human Resources or other employee within the Human Resources Department of the Company that (x) indicates the Grantee intends to Retire and (y) specifies an intended Retirement date.

4.    No Shareholder Rights Prior to Vesting. The Grantee shall have no rights of a shareholder (including the right to distributions or dividends) with respect to the Company’s Stock issuable hereunder until such Stock is issued pursuant to the terms of this Agreement.

5.    Dividend Treatment. Upon the Company’s payment of a cash dividend or stock dividend in respect of the Company’s Stock and prior to vesting of this Award, the Grantee shall be credited with a number of additional RSUs in respect of RSUs outstanding on the record date for such dividend (for this purpose, the number of RSUs that are outstanding shall be based on the target number of RSUs), with such number of additional RSUs to equal the aggregate dividend payable with respect to the shares subject to the RSUs with respect to which the dividend is paid, divided by the volume weighted average trading price of the Stock for the ten (10) trading days immediately preceding the dividend record date, rounded down to the nearest whole share. Such additional RSUs shall be eligible to vest on the same schedule and subject to the same conditions as the original RSUs grant to which the additional RSUs are attributable. Notwithstanding the foregoing, additional RSUs credited pursuant to the operation of this Section 5 may be settled in cash or Stock, as determined by the Committee.

6.    RSU Award Subject to Plan. This Award is granted under and subject to and governed by the terms and conditions of this Agreement and the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between this Agreement and the Plan, the Plan shall control unless specifically stated otherwise in this Agreement. In the event of any ambiguity in this Agreement, any term that is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern.

7.     Restrictive Covenants.

(a)    Confidentiality. The Grantee agrees that, during the Performance Period and at all times thereafter, the Grantee shall not reveal or utilize Confidential Information (as hereinafter defined) that the Grantee acquired during the course of or as a result of the Grantee’s employment with the Company or one of its Subsidiaries and that relates to (x) the Company or any of its Subsidiaries or (y) any of the Company’s and its Subsidiaries’ customers, employees, agents or vendors. The Grantee acknowledges that all such Confidential Information is commercially valuable and is the property of the Company. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries, the Grantee shall immediately return all such Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding anything elsewhere to the contrary, the Grantee (a) may disclose Confidential Information (i) to the Company and its Subsidiaries and Affiliates, or to any authorized agent or representative of any of them, (ii) in confidence to any attorney or accountant actually retained by the Grantee for the purpose of securing professional advice (but not the Company’s privileged information), or (iii) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other person with jurisdiction to order the Grantee to divulge, disclose or make accessible such information, and (b) may disclose or use Confidential Information (i) with the Company’s prior written consent, (ii) in connection with performing the Grantee’s employment duties for the Company and its Subsidiaries or (iii) in connection with any legal proceeding involving the Company or its Subsidiaries. In the event that the Grantee is required to disclose any Confidential Information pursuant to clause (a)(iii) or (b)(iii) of the immediately preceding sentence, the Grantee shall (A) promptly give the Company advance notice that such disclosure may be made and (B) not oppose, and affirmatively cooperate with, the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. For purposes hereof, “Confidential Information” shall mean information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property and including, without limitation, information relating to data, finances, marketing, pricing, profit margins, claims, legal matters, loss control, marketing and business plans and strategies, software, processing, vendors, administrators, customers or prospective customers, products, brokers and employees), other than information, knowledge or data that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Grantee’s breach of this Section 7(a) or other obligation of confidentiality, or (y) is known or generally available to the public. For the avoidance of doubt, (1) nothing in the Plan or this Agreement is intended to or shall (A) prohibit or restrict the Grantee from communicating about or reporting any possible violation of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission, or any applicable self-regulatory organization, or making any other disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation, in each case without notice to the Company, or (B) limit the right of the Grantee to receive an award for information provided to any such governmental agency or entity or self-regulatory organization and (2) the Company hereby confirms its consent to any such disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation by the Grantee, notwithstanding anything to the contrary in the Plan or this Agreement, except for information that is protected from disclosure by any applicable law or privilege.

(b)    Solicitation of Employees. The Grantee covenants and agrees that during the Grantee’s employment and for a period of two (2) years after the termination of the Grantee’s employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, individually or jointly with others, directly or indirectly:

(i)    recruit, hire, encourage, or attempt to recruit or hire, alone or by assisting others, any employees of the Company or any of its Subsidiaries or former employees of the Company or any of its Subsidiaries with whom the Grantee worked, had business contact, or about whom the Grantee gained non-public or Confidential Information (hereinafter, “Company’s employees or former employees”);

(ii)    contact or communicate with Company’s employees or former employees for the purpose of inducing, assisting, encouraging and/or facilitating Company’s employees or former employees to terminate their employment with the Company or any of its Subsidiaries or find employment or work with another person or entity;

(iii)    provide or pass along to any person or entity the name, contact and/or background information about any of Company’s employees or former employees or provide references or any other information about them;

(iv)    provide or pass along to Company’s employees or former employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; or

(v)    offer employment or work to Company’s employees or former employees.

For purposes of this covenant, “former employees” shall refer to employees who are not employed by the Company or any of its Subsidiaries at the time of the attempted recruiting or hiring, but were employed by, or working for the Company or any of its Subsidiaries at any time in the six (6) months prior to the time of the attempted recruiting or hiring and/or interference.

(c)    Competition. The Grantee covenants and agrees that during the Grantee’s employment and for a period of one (1) year after the termination of the Grantee’s employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, individually or jointly with others, directly or indirectly, perform services for, prepare or take steps to prepare to perform services for, or otherwise have any involvement with (other than in connection with performing services pursuant to Grantee’s employment), in each case, whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise, any entity that competes (whether directly or indirectly) with the Company or its Subsidiaries in the Business (as hereinafter defined) anywhere in the world as of the date of the Grantee’s termination of employment with the Company and its Subsidiaries (any such entity, a “Competitor”); provided, however, that the Grantee may in any event own up to a 2% passive ownership interest in any public entity or through a private, non-operating investment vehicle and may become employed by or otherwise affiliated with a Competitor if the Grantee works in a business unit thereof that does not compete with the Company or any Subsidiary in connection with the Business and the Grantee does not communicate about the Business with any employee in a business unit of such Competitor that does so compete with the Company or any of its Subsidiaries. For purposes hereof, the term “Business” shall mean the offshore oil and gas drilling business. Upon the written request of the Grantee, the Company’s Chairman of the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 7(c); provided that the Chairman of the Board may require the Grantee to provide such information as the Company reasonably determines to be necessary to make such determination; and provided, further that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Company may reasonably determine.

(d)    Equitable Relief. The Grantee agrees that any actual or threatened breach of covenants set forth in this Section 7 could cause the Company irreparable harm. Therefore, in the event of any actual or threatened breach by the Grantee, the Company shall be entitled to seek and obtain, through any court with jurisdiction over the matter and the Grantee, temporary, preliminary and/or permanent equitable/injunctive relief restraining the Grantee from violating such provisions and to seek, in addition, money damages, together with any and all other remedies available under applicable law.

(e)    Forfeiture for Breach. Notwithstanding any other provision hereof, if the Grantee breaches or otherwise fails to comply with any of the obligations contained in this Section 7, as applicable, in addition to all rights the Company and its Subsidiaries have under this Agreement and any other agreement, at law or in equity, any and all RSUs that have not become vested and settled before such breach or failure to comply shall expire at that time, may not become vested or settled after such time and will be forfeited at such time without any payment therefor.

8.    Section 409A Compliance. It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Agreement be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Agreement without violating any applicable requirement of Section 409A.

9.    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10.    Imposition of Other Requirements. If the Grantee relocates to another country after the Grant Date, even if at the Company’s request, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, including with regard to RSUs subject to this Award, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.    Binding on Successors. The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12.    Transferability. The RSUs shall not be treated as property or as a trust fund of any kind. This Award, including the RSUs subject to this Award, is not transferable except as permitted by the Plan.

13.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof.

14.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Grantee:

The address of his principal residence as it appears in the Company’s records, with a copy to him at his office in Houston, Texas.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094-1800

Attention: Corporate Secretary

Facsimile: (281) 647-2223

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 14. Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.

15.    Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by the Company and the Grantee. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the other party of a provision of this Agreement.

16.    Authority of the Administrator. The Plan is administered by the Committee, which shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.    Data Privacy. The Grantee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 17. The Company, its related entities, and the Grantee’s employer hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock held in the Company and details of all Awards, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Grantee acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of RSUs or shares of Stock on the Grantee’s behalf to a broker or to any other third party with whom the Grantee may elect to deposit any shares of Stock acquired under the Plan (whether pursuant to this Award or otherwise).

18.    Acceptance. Acceptance of this Agreement by the Grantee acknowledges receipt of a copy of the Plan and this Agreement, and acknowledges that the Grantee has read and understands the terms and provisions hereof and accepts this Award subject to all the terms and conditions of the Plan and this Agreement. The Company may, in its sole discretion, deliver any documents related to this Award by electronic means. The Grantee hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company. By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of this Award through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Grant Date.

19.    No Rights to Continuation of Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.

20.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section.

[Signature Page Follows]

IN WITNESS WHEREOF, effective as of the Grant Date, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[                ]

Grantee

Schedule A

Vesting of Performance RSUs

The Award of Performance RSUs pursuant to this Agreement shall become eligible to vest dependent upon level of achievement of the following three equally-weighted Performance Goals for the Performance Period, subject to the Negative Discretion of the Committee:

Performance Goal #1

The average, for the three calendar years included in the Performance Period, of the quotient obtained (with respect to each such calendar year) from the following formula (expressed as a percentage) shall equal [        ]% (the “First Goal Target”):

Adjusted Operating Cash Flow for such year
Adjusted Net PP&E as of 31 December of such year

Where:

“Adjusted Operating Cash Flow” means, for any calendar year, for the Company and its Subsidiaries on a consolidated basis, the amount of net cash provided by or used in operating activities, determined in accordance with United States generally accepted accounting principles (“GAAP”) for such year, excluding net cash interest for such year and excluding the negative financial impact in such year of any transaction entered into by the Company or any of its Subsidiaries with any customer that has the effect of reducing the amount of Adjusted Operating Cash Flow during the Performance Period in exchange for a commensurate material benefit to be received by the Company or any of its Subsidiaries, such as a “blend and extend” transaction; and

“Adjusted Net PP&E” means, at any date of determination, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the net book value of all property, plant and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery and equipment), determined in accordance with GAAP, plus an amount equal to the net book value of all property, plant and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery and equipment) classified on the Company’s consolidated balance sheet as held for sale, as determined in accordance with GAAP, in each case excluding, over the elapsed portion of the Performance Period to the date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

Unless otherwise determined by the Committee, the percentage of achievement against the First Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the First Goal Target:

Performance Level	Actual Goal Performance Avg.	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ]%	0%
Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]% or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Performance Goal #2

Average annual rig efficiency (expressed as a percentage) for the three calendar years included in the Performance Period shall equal [        ]% (the “Second Goal Target”).

Unless otherwise determined by the Committee, the percentage of achievement against the Second Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the Second Goal Target:

Performance Level	Actual Goal Performance Avg.	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ]%	0%
Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]% or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Performance Goal #3

Addition of [                ] years of cumulative contract backlog during the Performance Period (the “Third Goal Target”).

Unless otherwise determined by the Committee, the percentage of achievement against the Third Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the Third Goal Target:

Performance Level	Actual Goal Performance	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ] Years	0%
Threshold	[ ] Years	50%
Target	[ ] Years	100%
Maximum	[ ] Years or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Notwithstanding the foregoing, during or after the Performance Period, the Committee shall have the authority to make equitable adjustments to any or all of the above three Performance Goals or the calculation of the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or any other unusual transaction, event or condition.

Unless otherwise determined by the Committee, the level of achievement against the Performance Goals shall govern the number of Performance RSUs that are eligible to vest based on the schedule in the table below, subject to the Negative Discretion of the Committee and based upon a target of 100% of Performance Goal achievement:

Average Performance Level	Average Percentage Credit Towards Performance Goals	Percent of Target Number of Performance RSUs Eligible to Vest
Below Threshold	Less than 50%	0%
Threshold	50%	67%
Target	100%	100%
Maximum	150% or greater	133%

For purposes of the table above, the Average Percentage Credit Towards Performance Goals shall equal the sum of the Percentage Credit Towards Performance Goals for the First Goal Target, the Second Goal Target and the Third Goal Target, divided by three. Linear interpolation shall be applied to determine the percent of target number of Performance RSUs eligible to vest in the event of performance falling between the levels stated in the above table.